Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036

News Release	(212) 930-9400

COMPANY CONTACTS	[NYSE: SFI]

Catherine D. Rice	Andrew C. Richardson	Erin C. Gatewood
Chief Financial Officer	Executive Vice President – Capital Markets	Associate — Investor Relations

iStar Financial Announces Record Fourth Quarter
And Fiscal Year Results

Fourth Quarter 2003 Summary

•                  Adjusted earnings per diluted share increases to record $0.85; net income per diluted share increases to $0.64.

•                  Net investment income increases to record level.

•                  Return on average book equity reaches 19.5%.

•                  New financing activity totals $456.0 million.

•                  iStar Financial issues $500.0 million of unsecured Senior Notes due 2010 and 2013.

•                  iStar Financial issues 7.65% Cumulative Redeemable Series G Preferred Stock in exchange for the remaining shares of its 9.50% Series A Cumulative Redeemable Preferred Stock.

Fiscal Year 2003 Summary

•                  Adjusted earnings per diluted share rises to record $3.25; net income per diluted share increases to $2.43.

•                  Full-year origination volume increases to record $2.2 billion in 60 total financing commitments.

•                  Cumulative repeat customer transactions exceed $5 billion.

•                  Annual return on average book equity reaches record level.

•                  Asset quality remains strong through economic recession.

NEW YORK – February 12, 2004 – iStar Financial Inc. (NYSE: SFI) reported that adjusted earnings for the quarter ended December 31, 2003 were $0.85 per diluted common share, up from $0.77 per diluted common share for the quarter ended December 31, 2002. Adjusted earnings allocable to common shareholders for fourth quarter 2003 were $91.2 million on a diluted basis, compared to $74.3 million for fourth quarter 2002. Adjusted earnings represents net income to common shareholders and HPU holders computed in accordance with GAAP, before depreciation, amortization, gain from discontinued operations, extraordinary items and cumulative effect of change in accounting principle.

Net income allocable to common shareholders for the fourth quarter was $68.8 million, or $0.64 per diluted common share, compared with $53.7 million, or $0.56 per diluted common share, in the fourth quarter of 2002. Please see the financial tables which follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

In the fourth quarter of 2003, iStar Financial achieved a return on average book assets of 6.2% and a return on average common book equity of 19.5%, while leverage decreased to 1.7x book equity.  Net investment income for the quarter ended December 31, 2003 increased to a record $90.5 million, up 14.9% from $78.8 million for the fourth quarter of 2002.  Net investment income represents interest income, operating lease income and equity in earnings from joint ventures and unconsolidated subsidiaries, less interest expense and operating costs for corporate tenant lease assets and loss from early extinguishment of debt, in each case, in accordance with GAAP.

Adjusted earnings allocable to common shareholders for the year ended December 31, 2003 were $338.5 million, or $3.25 per diluted share, compared to $262.8 million, or $2.83 per diluted share, including a $15.0 million non-cash charge related to performance-based vesting of restricted shares granted under the Company’s long-term incentive plan, for the same period in 2002. Net income allocable to common shareholders for the year ended December 31, 2003 was $253.2 million, or $2.43 per diluted share, compared to $178.4 million, or $1.93 per diluted share for the year ended December 31, 2002.

For the fiscal year ended December 31, 2003, iStar Financial generated returns on average book assets and average common book equity of 6.2% and 18.9%, respectively, while leverage was 1.7x book equity.  Net investment income and total revenue both increased to record levels of $353.2 million and $606.5 million for the year ended December 31, 2003, respectively, from $282.8 million and $520.3 million, respectively, for the year ended December 31, 2002.

iStar Financial announced that during the fourth quarter, it closed 16 new financing commitments for a total of $456.0 million, of which $450.7 million was funded during the quarter.  In addition, the Company funded $12.9 million under nine pre-existing commitments and received $251.7 million in principal repayments. The Company’s recent transactions continue to reflect its core business strategy of originating structured financing transactions for leading corporations and private owners of high-quality commercial real estate assets across the United States.

Jay Sugarman, iStar Financial’s chairman and chief executive officer, stated, “iStar Financial continued to deliver strong results for the fourth quarter and full year of 2003. Our market penetration, franchise recognition, and reputation for delivering an intelligent and reliable source of capital are resulting in an increase in the number of transactions that we are seeing from both existing and new customers.”

Mr. Sugarman continued, “Entering 2004 we are seeing signs of an improving economy and stabilizing real estate fundamentals in certain sectors. Our asset quality has remained strong throughout the bottom of the economic cycle, which is attributable to our disciplined underwriting and pro-active risk management processes.  We are very pleased that we have been able to deliver consistently strong, steady and predictable results through a challenging environment.  Although our investment pipeline and net interest margins are strong, we expect that ultra-low interest rates will continue to mitigate the benefits of increased investment volumes.”

-more-

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Net investment income(1)	$90,522	$78,802	$353,218	282,753
Other income	13,936	6,731	36,677	27,993
Non-interest and operating expense	(28,857)	(23,446)	(104,572)	(103,645)
Net income before minority interest	$75,601	$62,087	$285,323	$207,101

Minority interest in consolidated entities	(129)	(40)	(249)	(162)
Income from discontinued operations	(95)	929	1,916	7,614
Gain from discontinued operations	4,203	—	5,167	717
Preferred dividend requirements	(10,196)	(9,227)	(36,908)	(36,908)
Net income allocable to common shareholders and HPU holders(2)	$69,384	$53,749	$255,249	$178,362

(1)          Net investment income for the twelve months ended December 31, 2002, includes a $12,166 charge relating to early extinguishment of debt.

(2)          HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of December 31, 2003	As of December 31, 2002
	(unaudited)

Loans and other lending investments, net	$3,702,674	$3,050,342
Corporate tenant lease assets, net	2,535,885	2,291,805
Total assets	6,660,590	5,611,697
Debt obligations	4,113,732	3,461,590
Total liabilities	4,240,256	3,583,816
Total shareholders’ equity	2,415,228	2,025,300

Transaction Volume

In the fourth quarter of 2003, iStar Financial generated $456.0 million in new financing commitments in 16 separate transactions. The Company also funded an additional $12.9 million under nine pre-existing financing commitments and received $251.7 million in loan repayments. Of the Company’s fourth quarter financing commitments, 56.9% represented first mortgage transactions.

During the quarter, the weighted average first dollar and last dollar loan-to-value ratio on new loan commitments was 14.8% and 55.2%, respectively. This ratio represents the average beginning and ending points for the Company’s lending exposure in the aggregate capitalization of the underlying properties or companies it finances.

Mr. Sugarman commented, “With 16 transactions completed during the quarter, and a record 60 transactions completed for 2003, we continued to build diversity and stability into our asset base. Once again, repeat customers comprised a significant portion of the quarter’s new investment volume, with 77% of our originations coming from existing customers who are familiar with the benefits of working with iStar.”

Mr. Sugarman continued, “As economic indicators show signs of recovery and real estate fundamentals continue to stabilize, we would expect to see increased opportunities in corporate and junior lending that meet our underwriting requirements.”

Capital Markets

On December 5, 2003, iStar Financial issued $350 million of 6.00% notes due 2010 at 99.436% of their principal amount to yield 6.10% per annum, and issued $150 million of 6.50% notes due 2013 at 99.275% of their principal amount to yield 6.60% per annum. Subsequent to year end, iStar Financial issued $350 million of 4.875% notes due 2009 at 99.892% of their principal amount to yield 4.90% per annum. The Company used the net proceeds of the offerings to repay borrowings under its secured revolving credit facilities.

On December 9, 2003 the Company also completed an underwritten public offering of 3.2 million shares of its 7.65% Series G Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share. The Series G Preferred Stock was issued in exchange for 1.6 million shares of iStar Financial’s 9.50% Series A Preferred Stock, having a liquidation preference of $50.00 per share. The Company did not receive any cash proceeds from the offering.

Catherine D. Rice, iStar Financial’s chief financial officer, stated, “This quarter we took advantage of strong bond market conditions to cost-effectively raise unsecured long-term capital. As we have stated in the past, our objective is to transition our borrowing activities toward the long term unsecured debt markets when it is cost-effective for us to do so.”

Ms. Rice continued, “We are also pleased that we were able to redeem the remaining 9.50% Series A Preferred Stock, and replace it with much more attractively priced preferred capital.  In January 2004, we also called for redemption of all outstanding 9.375% Series B and 9.20% Series C Preferred Stock having a combined liquidation preference of $82.5 million. We will continue to look for opportunities to reduce our cost of capital in all parts of our capital structure.”

On December 16, 2003, the Company successfully sold 5.0 million primary common shares, generating $191 million in net proceeds.  The Company used the proceeds of the sale to repay borrowings under its secured revolving credit facilities.

Ms. Rice stated, “Our tangible equity capital base is now over $2.4 billion. During 2003, several leading money management firms became new investors in our Company. We are pleased to have the support of these institutions and believe that their significant ownership affirms the strength of our business model and track record. During 2004 we will continue our successful efforts to broaden the Company’s shareholder base.”

Ms. Rice continued, “Consistent with transitioning our debt structure towards a greater mix of unsecured debt, we are currently working with leading commercial banks on a new unsecured credit facility that will be much larger than, and is intended to replace, our $300 million unsecured facility.  When in place, we intend to use this facility as our primary source of working capital for funding new investments, prior to their being match funded with longer term debt.”

Ms. Rice stated, “Our liquidity, access to capital and balance sheet going into 2004 are very strong.  During 2003, we successfully accessed the secured debt markets, the unsecured debt markets, the preferred markets, and the common equity markets, and greatly increased the number of investors who are familiar with our Company.” At December 31, 2003, the Company had $826.6 million outstanding under its five primary credit facilities, which total $2.7 billion in committed capacity.

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. As previously described in our third quarter 2003 earnings release, our CEO contingently vested in the remaining 400,000 incentive shares out of a total 2.0 million available to be earned by him under the Company’s long-term incentive plan due to strong share price performance. As we have disclosed in our public SEC filings, these shares will become fully vested, subject to certain conditions, on March 30, 2004, at which time the Company would record in “General and Administrative - Stock-based Compensation Expense” a one-time charge equal to the Company’s stock price at that date multiplied by the 2.0 million vested shares. Also, during the first quarter 2004, our CEO entered into a new three-year employment agreement under which he was awarded approximately 250,000 shares of the Company’s common stock that are fully vested but are restricted from sale for five years. The Company will recognize a charge for the restricted stock grant in the first quarter of 2004 in a similar manner to the 2.0 million contingently-vested shares. For example, if the closing stock price on March 30, 2004 was $40.00, the aggregate charge to earnings would be $90 million.

Ms. Rice commented, “When our CEO entered into his employment agreement with the Company almost three years ago, it was structured such that he would receive no incentive shares if the Company generated less than a 20% average annual total rate of return for its shareholders from January 1, 2001 through March 30, 2004. In order to earn the maximum 2.0 million shares available, the Company would have had to generate a greater than 35% average annual total rate of return during the same period. As of February 6, 2004, the Company generated a 37.4% average annual total rate of return for its shareholders since January 1, 2001, compared to –3.0%, –0.4% and 18.5% for the S&P 500 Index, the Russell 1000 Financials Index and the Morgan Stanley REIT Index, respectively. This represents over $2.7 billion of shareholder value created since January 1, 2001.”

On January 31, 2004 the Company’s CFO vested in the 100,000 restricted performance shares awarded to her under the Company’s long-term incentive plan in connection with her joining the Company, which will result in a first quarter charge of $4.0 million (based on the $40.02 stock price on the vesting date). In addition, during the first quarter 2004 approximately 155,000 common shares will be issued to the principals of the former ACRE Partners, representing the final contingent consideration relating to the acquisition of this company in 2000. The first quarter charge relating to the ACRE consideration will be calculated in a manner similar to the CEO’s incentive share vesting, and would be approximately $6.2 million (assuming a $40.00 stock price on the vesting date).

On January 23, 2004, the Company called for redemption all of its outstanding 9.375% Series B and 9.20% Series C Preferred Stock. iStar Financial assumed these securities as part of its acquisition of TriNet Corporate Realty Trust in 1999.  Generally accepted accounting principles required that the Series B and Series C Preferred Stock be marked to their fair market values at the time of acquisition in 1999, which resulted in iStar Financial recording a $9.0 million discount to their $82.5 million face, even though the original issuer actually received $82.5 million cash when the securities were sold.  Upon redemption of the Series B and Series C Preferred Stock, iStar Financial will recognize the $9.0 million discount as additional preferred dividends, thereby reducing adjusted and GAAP earnings allocable to common shareholders and HPU holders by $9.0 million.

Before giving effect to the compensation and preferred stock redemption charge described in the preceding paragraphs, the Company reiterates its previously-communicated diluted adjusted and GAAP EPS guidance for fiscal year 2004 of $3.40-$3.48 and $2.43-$2.53, respectively. iStar Financial also expects diluted adjusted and GAAP EPS for first quarter 2004 of $0.85-$0.86 and $0.61-$0.64, respectively.  Our first quarter and full year 2004 earnings will be reduced by the resulting amounts of the compensation and preferred stock redemption charges. We cannot predict the actual amount of the aggregate charges at this time, as it will be a function of our stock price at future dates.

Assuming a $40.00 stock price on the stock vesting dates that will occur subsequent to the date of this earnings release, the aggregate amount of the first quarter 2004 compensation and preferred stock redemption charges would total approximately $109 million. After giving effect to these charges, iStar Financial expects diluted adjusted and GAAP EPS of $(0.09)-$(0.08) and $(0.33)-$(0.30), respectively, for the first quarter 2004, and $2.46-$2.54 and $1.49-$1.59 for full year 2004, respectively.  The Company’s 2004 earnings guidance assumes approximately $1.6-$1.8 billion of net asset growth.

Ms. Rice commented, “Our 2004 earnings guidance reflects our expectation of continued strong core earnings growth despite a continued very low interest rate environment. Our net asset growth guidance incorporates our expectation for anticipated loan repayments in advance of their actual maturity dates during the year.  If these borrowers repay early, then we expect net asset growth to be at the lower end of the range.

Ms. Rice continued, “We recently announced a 5.3% quarterly dividend increase, representing $2.79 on an annualized basis, for 2004.  This is consistent with our goal of delivering a strong dividend to our shareholders.  As we have said in the past, we are committed to maintaining a substantial earnings and free cash flow cushion for our dividend and believe that our expectations for 2004 are consistent with this objective.”

As of December 31, 2003, the Company’s loan portfolio consisted of 61% floating rate and 39% fixed rate loans. Approximately 61% of the Company’s floating rate loans have LIBOR floors with a weighted average LIBOR floor of 2.20%. The weighted average GAAP LIBOR margin, inclusive of LIBOR floors, was 5.63%. The weighted average GAAP yield of the Company’s fixed rate loans was 11.52%.

Ms. Rice commented, “As the supplemental origination data attached to this release shows, in 2003 iStar Financial continued to generate attractive risk-adjusted returns on invested capital as in prior years. Specifically, on the $2.1 billion in funded transaction volume this year, which was comprised of 60.7% first mortgages, 15.7% corporate tenant leases and 23.6% subordinate financing, we produced weighted average credit spreads to Treasuries or LIBOR of +662 basis points. These figures compare to $1.8 billion of gross volume in 2002 comprised of 59.9% first mortgages, 24.6% corporate tenant leases and 15.5% subordinate financing with weighted average credit spreads of +614 basis points.”

Ms. Rice continued, “Average ending loan-to-value ratios improved year-to-year, with the 2003 funded loans at an average of 66.5% LTV and the 2002 funded loans at an average of 68.4% LTV, and our average beginning loan-to-value ratios increased modestly from 16.2% in 2002 to 24.9% in 2003.”

Risk Management

At December 31, 2003, first mortgages, participations in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 87.0% of the Company’s asset base. The weighted average first and last dollar loan-to-value ratio for all structured finance assets (senior and junior loans) was 25.3% and 67.5%, respectively. As of December 31, 2003 the weighted average debt service coverage for all structured finance assets, based on either year-to-date cash flow or trailing 12-month cash flow through September 30, 2003, was 2.2x.

At December 31, 2003, the Company’s corporate tenant lease assets were 93.1% leased with a weighted average remaining lease term of 9.9 years. Corporate tenant lease expirations for 2004 represent 3.0% of annualized total revenue for fourth quarter 2003. At December 31, 2003, 86% of the Company’s corporate lease customers were public companies (or subsidiaries of public companies).

The Company establishes loss reserves based on a quarterly bottom-up review of each of its assets, as well as using top-down guidance from industry-wide loss data and market trends. On a quarterly basis, the Company conducts a comprehensive credit review, resulting in an individual risk rating assigned to each asset. Attendance at the quarterly review sessions is mandatory for each of the Company’s professional employees. These quarterly meetings are designed to enable management to evaluate and proactively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis as an “early warning” system.

The Company assigns two separate quarterly risk ratings to its structured finance assets using a “one” to “five” scale. The Company assigns a rating representing the Company’s evaluation of the risk of principal loss, and a rating representing performance compared to original underwriting. Corporate tenant lease risk ratings reflect our assessment of the quality and longevity of the cash flow yield from the asset. Assets with risk ratings of “four” and “five” indicate management time and attention is required, and a “five” rating denotes a potential problem asset. In addition to the ratings system, the Company maintains a “watch list” of assets that require highly proactive asset management.

Based upon the Company’s fourth quarter 2003 review, the weighted average risk ratings of the Company’s structured finance assets was 2.67 for risk of principal loss, compared to last quarter’s rating of 2.65, and 3.15 for performance compared to original underwriting, compared to last quarter’s rating of 3.11. The weighted average risk rating for corporate tenant lease assets was 2.62 at the end of the fourth quarter, an improvement from the prior quarter’s rating of 2.69.

For the fourth quarter, three CTL assets were removed from the watch list. The Company now has five loans on the list, with a combined book value of $103.4 million, representing 1.55% of total assets as of December 31, 2003.

At December 31, 2003, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 6.73% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 9.87% of the gross book value of the Company’s corporate tenant lease assets at quarter end. The Company now has three assets on non-accrual status with an aggregate gross book value of $40.3 million, or 0.6% of the gross book value of the Company’s investments.

Tim O’Connor, iStar Financial’s chief operating officer, stated, “Our assets continue to perform well, with overall credit quality relatively unchanged from the prior quarter.  We continued to extend the remaining lease terms of our corporate customers and are proactively working to extend the leases of the few maturities that we have in 2004.  Overall, we are seeing stabilization of conditions in most real estate markets, and corporate customers are assessing their critical facility needs in connection with expectations of an improving economy.”

Mr. O’Connor continued, “We believe that the diversity of our substantial asset base, on-balance sheet and asset-specific reserves and proactive risk management strategy will serve us well going into the new year.”

Other Developments

On December 1, 2003, iStar Financial declared a regular quarterly cash dividend of $0.6625 per common share for the quarter ended December 31, 2003.  On February 11, 2004, iStar Financial announced that, effective April 1, 2004, its Board of Directors approved an increase in the regular quarterly cash dividend on its common stock to $0.6975 per share for the quarter ended March 31, 2004, representing $2.79 per share on an annualized basis.  The $0.6975 dividend represents a 5.3% increase over iStar Financial’s pre-existing quarterly dividend rate of $0.6625.  The $0.6975 dividend is payable on April 29, 2004 to holders of record on April 15, 2004.

iStar Financial expects to announce its first, second, third and full year 2004 earnings on April 22, 2004, July 22, 2004, October 21, 2004 and February 3, 2005, respectively.

*	*	*

iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior, mezzanine and subordinated corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, February 12, 2004. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “investor relations” section. To listen to the live call, please go to the website’s “investor relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Financial Tables to Follow

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenue:
Interest income	$79,720	$68,572	$304,394	$255,631
Operating lease income	70,612	63,770	265,478	236,643
Other income	13,936	6,731	36,677	27,993
Total revenue	164,268	139,073	606,549	520,267

Costs and expenses:
Interest expense	49,642	49,440	194,999	185,375
Operating costs - corporate tenant lease assets	5,299	4,021	17,371	13,202
Depreciation and amortization	15,229	12,712	55,286	46,948
General and administrative	10,282	7,601	38,153	30,449
General and administrative - stock-based compensation	1,096	633	3,633	17,998
Provision for loan losses	2,250	2,500	7,500	8,250
Loss on early extinguishment of debt	—	—	—	12,166
Total costs and expenses	83,798	76,907	316,942	314,388

Net income before other items	80,470	62,166	289,607	205,879
Equity in (loss) earnings from joint ventures and unconsolidated subsidiaries	(4,869)	(79)	(4,284)	1,222
Minority interest in consolidated entities	(129)	(40)	(249)	(162)
(Loss) income from discontinued operations	(95)	929	1,916	7,614
Gain from discontinued operations	4,203	—	5,167	717
Net income	79,580	62,976	292,157	215,270

Preferred dividends	(10,196)	(9,227)	(36,908)	(36,908)

Net income allocable to common shareholders and HPU holders	$69,384	$53,749	$255,249	$178,362

Net income per common share:(1)
Basic	$0.67	$0.57	$2.52	$1.98
Diluted(2)	$0.64	$0.56	$2.43	$1.93

Weighted average common shares outstanding:
Basic	102,603	93,671	100,314	89,886
Diluted	107,637	96,353	104,101	92,649

(1)          For the three months ended December 31, 2003, net income per basic and diluted common share excludes $550 and $524 of net income allocable to HPU holders, respectively. For the year ended December 31, 2003, net income per basic and diluted common share excludes $2,066 and $1,994 of net income allocable to HPU holders, respectively.

(2)          For the three months and year ended December 31, 2003, net income used to calculate diluted earnings per common share includes joint venture income of $41 and $167, respectively.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

ADJUSTED EARNINGS:(1)
Net income	$79,580	$62,976	$292,157	$215,270
Add: Joint venture income	43	249	593	991
Add: Depreciation	15,236	12,988	55,905	48,041
Add: Joint venture depreciation and amortization	4,416	1,042	7,417	4,433
Add: Amortization	7,051	6,258	27,180	31,676
Less: Preferred dividends	(10,196)	(9,227)	(36,908)	(36,908)
Less: Gain from discontinued operations	(4,203)	—	(5,167)	(717)
Adjusted earnings allocable to common shareholders and HPU holders:(2) (3)
Basic	$91,884	$74,037	$340,584	$261,795
Diluted	$91,927	$74,286	$341,177	$262,786
Adjusted earnings per common share:(4)
Basic	$0.89	$0.79	$3.37	$2.91
Diluted	$0.85	$0.77	$3.25	$2.83
Weighted average common shares outstanding:
Basic	102,603	93,671	100,314	89,886
Diluted	107,637	96,650	104,248	93,020
Common shares outstanding at end of period:
Basic	107,215	98,114	107,215	98,114
Diluted	112,132	101,217	112,132	101,217

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)          Includes $14,950 of non-cash charges related to performance-based vesting of restricted shares granted under the Company’s long-term incentive plan for the year ended December 31, 2002.

(3)          Includes $3,950 of prepayment penalties associated with early extinguishment of debt for the year ended December 31, 2002.

(4)          For the three months ended December 31, 2003, adjusted earnings per basic and diluted common share excludes $728 and $694 of net income allocable to HPU holders, respectively. For the year ended December 31, 2003, adjusted earnings per basic and diluted common share excludes $2,758 and $2,659 of net income allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of December 31, 2003	As of December 31, 2002
	(unaudited)

ASSETS

Loans and other lending investments, net	$3,702,674	$3,050,342
Corporate tenant lease assets, net	2,535,885	2,291,805
Investments in and advances to joint ventures and unconsolidated subsidiaries	25,019	30,611
Assets held for sale	24,800	28,501
Cash and cash equivalents	80,090	15,934
Restricted cash	57,665	40,211
Accrued interest and operating lease income receivable	26,076	26,804
Deferred operating lease income receivable	51,447	36,739
Deferred expenses and other assets	156,934	90,750
Total assets	$6,660,590	$5,611,697

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$126,524	$117,001
Dividends payable	—	5,225

Debt obligations:
Unsecured senior notes	1,137,769	617,317
Unsecured revolving credit facilities	130,000	—
Secured revolving credit facilities	696,591	1,273,754
Secured term loans	808,000	682,615
iStar Asset Receivables secured notes	1,307,224	871,943
Other debt obligations	34,148	15,961
Total liabilities	$4,240,256	$3,583,816
Minority interest	5,106	2,581
Shareholders’ equity	2,415,228	2,025,300
Total liabilities and shareholders’ equity	$6,660,590	$5,611,697

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS

	Three Months Ended December 31, 2003		Year Ended December 31, 2003
Return on Average Book Assets

Adjusted basic earnings allocable to common shareholders and HPU holders(1)	$91,884		$340,584
Plus: Preferred dividends	10,196		36,908
Adjusted basic earnings before preferred dividends	$102,080		$377,492
Adjusted basic earnings before preferred dividends - annualized (A)	$408,320		$377,492
Average total book assets (B)	$6,583,187		$6,136,143

Return on average book assets (A) / (B)	6.2%		6.2%

Return on Average Common Book Equity

Adjusted basic earnings allocable to common shareholders and HPU holders(1)	$91,884		$340,584
Adjusted basic earnings allocable to common shareholders and HPU holders - annualized (C)	$367,536		$340,584
Average total book equity	$2,341,167		$2,220,264
Less: Average book value of preferred equity	(460,408)		(414,748)
Average common book equity (D)	$1,880,759		$1,805,516

Return on average common book equity (C) / (D)	19.5%		18.9%

Efficiency Ratio

General & administrative expenses	$10,282		$38,153
Plus: General and administrative - stock-based compensation	1,096		3,633
Total corporate overhead (E)	$11,378		$41,786

Total revenue (F)	$164,268		$606,549

Efficiency ratio (E) / (F)	6.9%		6.9%

CREDIT STATISTICS

Book Debt / Equity

Book Debt (A)	$4,113,732
Total Book Equity (B)	$2,415,228
Book Debt / Book Equity (A) / (B)	1.7	x

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

	Three Months Ended December 31, 2003		Year Ended December 31, 2003
Interest Coverage
EBITDA(1) (A)	$140,472		$535,608
GAAP interest expense (B)	$49,642		$194,999
EBITDA / GAAP interest expense (A) / (B)	2.8	x	2.7	x
Fixed Charge Coverage
EBITDA(1) (C)	$140,472		$535,608

GAAP interest expense	$49,642		$194,999
Plus: preferred dividends	10,196		36,908
Total GAAP interest expense and preferred dividends (D)	$59,838		$231,907
EBITDA / GAAP interest expense and preferred dividends (C) / (D)	2.3	x	2.3	x

Ratio of earnings to fixed charges	2.7	x	2.5	x

Ratio of earnings to fixed charges and preferred stock dividends	2.2	x	2.1	x

Unencumbered assets			$2,167,388

RECONCILIATION OF NET INCOME TO EBITDA
Net Income	$79,580		$292,157
Add: Interest expense	49,642		194,999
Add: Depreciation and amortization	15,229		55,286
Add: Minority interest in consolidated entities	129		249
Less: Loss (income) from discontinued operations	95		(1,916)
Less: Gain from discontinued operations	(4,203)		(5,167)
EBITDA(1)	$140,472		$535,608

(1)   EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In thousands)
(unaudited)

FINANCING VOLUME SUMMARY STATISTICS

Three Months Ended December 31, 2003

	LOAN ORIGINATIONS
	Fixed Rate	Floating Rate	Total/ Weighted Average	CORPORATE LEASING
Amount funded	$90,584	$284,253	$374,837	$75,839
Weighted average GAAP yield	11.52%	6.43%	7.66%	11.69%
Weighted average all-in spread/margin (basis points)(1)	+871	+529	—	+710
Weighted average first $loan-to-value ratio	13.3%	15.4%	14.9%	—
Weighted average last $loan-to-value ratio	33.7%	61.9%	55.0%	—

Year Ended December 31, 2003

	LOAN ORIGINATIONS
	Fixed Rate	Floating Rate	Total/ Weighted Average	CORPORATE LEASING
Amount funded	$352,687	$1,382,831	$1,735,518	$340,537
Weighted average GAAP yield	11.68%	7.83%	8.61%	9.31%
Weighted average all-in spread/margin (basis points)(1)	+826	+663	—	+491
Weighted average first $loan-to-value ratio	31.1%	23.1%	24.9%	—
Weighted average last $loan-to-value ratio	59.1%	68.3%	66.5%	—

UNFUNDED COMMITMENTS
Number of loans with unfunded commitments				18
Discretionary commitments				$80,228
Non-discretionary commitments				128,367
Total unfunded commitments				$208,595
Estimated weighted average funding period			Approximately 0.8 years

(1)   Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

iStar Financial Inc.

Supplemental Information

(In thousands)
(unaudited)

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	Three Months Ended
	December 31, 2003		September 30, 2003		December 31, 2002
	$	%	$	%	$	%
Carrying value of loans past due 60 days or more /
As a percentage of loans and other lending investments	$27,480	0.74%	$4,518	0.13%	—	—

Reserve for loan losses /
As a percentage of loans and other lending investments	$33,436	0.89%	$31,186	0.86%	$29,250	0.95%
As a percentage of past due 60 days or more		121.67%		690.29%		N/A

	Year Ended
	December 31, 2003		December 31, 2002
	$	%	$	%
Net charge-offs /
As a percentage of average loans and other lending investments	$3,314	0.09%	—	—

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO GAAP DILUTED EPS GUIDANCE(1)

Before Compensation and Preferred Stock Redemption Charges

	Three Months Ended March 31, 2004	Year Ended December 31, 2004
GAAP earnings per diluted common share guidance	$0.61-$0.64	$2.43-$2.53
Add: Depreciation and amortization per diluted common share	$0.22-$0.24	$0.95-$0.97
Adjusted earnings per diluted common share guidance	$0.85-$0.86	$3.40-$3.48

After Compensation and Preferred Stock Redemption Charges

	Three Months Ended March 31, 2004	Year Ended December 31, 2004

GAAP earnings per diluted common share guidance	$(0.33)-$(0.30)	$1.49-$1.59
Add: Depreciation and amortization per diluted common share	$0.22-$0.24	$0.95-$0.97

Adjusted earnings per diluted common share guidance	$(0.09)-$(0.08)	$2.46-$2.54

(1)   Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In thousands)
(unaudited)

PORTFOLIO STATISTICS AS OF DECEMBER 31, 2003 (1)

Security Type	$	%
Corporate Tenant Leases	$2,790	42.8%
First Mortgages(2)	2,669	40.9
Corporate/Partnership Loans/Other	896	13.7
Second Mortgages	171	2.6
Total	$6,526	100.0%

Collateral Type	$	%
Office (CTL)	$1,793	27.5%
Office (Lending)	1,120	17.2
Industrial/R&D	913	14.0
Hotel (Lending)	787	12.1
Entertainment/Leisure	453	6.9
Apartment/Residential	424	6.5
Mixed Use/Mixed Collateral	373	5.7
Hotel (Investment-Grade CTL)	271	4.1
Conference Center	137	2.1
Retail	130	2.0
Other	125	1.9
Total	$6,526	100.0%

Product Line	$	%
Corporate Tenant Leasing	$2,790	42.8%
Structured Finance	1,730	26.5
Portfolio Finance	1,032	15.8
Corporate Finance	552	8.5
Loan Acquisition	422	6.4
Total	$6,526	100.0%

Collateral Location	$	%
West	$1,582	24.2%
Northeast	1,572	24.1
Southeast	834	12.8
South	651	10.0
Mid-Atlantic	625	9.6
Central	607	9.3
North Central	265	4.1
Northwest	225	3.4
Southwest	96	1.5
Various	69	1.0
Total	$6,526	100.0%

(1)   Figures presented prior to loan loss reserves, accumulated depreciation and impact of Statement of Financial Accounting Standards No.141 (“SFAS No.141”) “Business Combinations”.

(2)     Includes junior participation interests in first mortgages.

-end-